                                                               EXHIBIT (a)(1)(a)

                             R&B FALCON CORPORATION

        OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING SHARES OF ITS
              13 7/8% SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK
                           AT $1,300.00 NET PER SHARE

--------------------------------------------------------------------------------

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 29, 2000, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

     R&B Falcon Corporation, a Delaware corporation (the "Company"), is offering to purchase any and all outstanding shares of its 13 7/8% Senior Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Shares"), at $1,300.00 net per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

                             ----------------------

     OUR OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE OFFER -- 5. CERTAIN CONDITIONS OF THE OFFER."

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER R&B FALCON CORPORATION NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER ALL OR ANY SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. SEE "SPECIAL FACTORS -- 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

                             ----------------------

     The Shares are currently listed and traded on the New York Stock Exchange under the symbol "FLC NA09." As of October 26, 2000, there were 356,961.014 Shares outstanding. We anticipate that on November 1, 2000, we will issue 12,382.085 additional Shares as a payment-in-kind of the dividend payment due on that date. Therefore, we expect that the Offer will effectively be for a total of 369,343.099 Shares.

     You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials at our expense. You may direct questions and requests for assistance to Georgeson Shareholder Communications Inc., the information agent, at 800-223-2064.

                             ----------------------

                    The Dealer Managers for this Offer are:

GOLDMAN, SACHS & CO.                           MORGAN STANLEY & CO. INCORPORATED

                             ----------------------

            The Date of this Offer to Purchase is October 27, 2000.

                                   IMPORTANT

     IF YOU WISH TO TENDER ALL OR ANY PORTION OF YOUR SHARES, YOU SHOULD EITHER
(1) IF YOU HOLD THE SHARES IN BOOK-ENTRY FORM, TENDER THROUGH THE AUTOMATED TENDER OFFER PROGRAM OF THE DEPOSITORY TRUST COMPANY ("DTC") AND COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH UNDER "BOOK-ENTRY TRANSFER" IN "THE OFFER -- 2. PROCEDURE FOR TENDERING SHARES," OR (2) IF YOU HOLD PHYSICAL CERTIFICATES EVIDENCING THE SHARES, COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A PHOTOCOPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE AMERICAN STOCK TRANSFER & TRUST COMPANY (THE "DEPOSITARY"), AND EITHER MAIL OR DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY. IF YOU DESIRE TO TENDER SHARES AND YOUR CERTIFICATES FOR SUCH SHARES CANNOT BE DELIVERED TO THE DEPOSITARY OR YOU CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER IN A TIMELY MANNER, YOU SHOULD TENDER YOUR SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH UNDER "GUARANTEED DELIVERY" IN "THE OFFER --
2. PROCEDURE FOR TENDERING SHARES." IF YOU ARE A BENEFICIAL OWNER WHO OWNS SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD CONTACT SUCH BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE IF YOU DESIRE TO TENDER YOUR SHARES.

                             ----------------------

     R&B FALCON HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF R&B FALCON AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. R&B FALCON HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY R&B FALCON.

                             ----------------------

                           FORWARD LOOKING STATEMENTS

     Some of the statements contained in this Offer to Purchase under the caption "Special Factors," and some of the statements included in the documents that are incorporated herein by reference, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements:

     - address activities, events or developments that the Company expects, believes, anticipates or estimates will or may occur in the future, including those related to the completion or the effects of the proposed merger with Transocean Sedco Forex;

     - are based on assumptions and analyses that the Company has made and that it believes are reasonable under the circumstances when made; and

     - are subject to many risks, uncertainties and other factors, many of which are beyond the control of the Company.

     The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of the delay of the merger or its failure to occur, market conditions, the response of stockholders to this Offer, the completion of the Company's pending public offering and other risks, uncertainties and other factors, some of which are described in the Company's Form 10-K, preliminary proxy statement, and other SEC filings, which could materially affect the Company's future results of operations. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this Offer to Purchase. The Company will not update these statements unless the securities laws require it to do so.

                               SUMMARY TERM SHEET

     This summary highlights important information from this Offer to Purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should carefully read this entire Offer to Purchase and Letter of Transmittal. We have included references to the sections of the Offer to Purchase where a more complete description of the topics in this summary are discussed.

                              TRANSACTION SUMMARY

THE OFFER:                   R&B Falcon Corporation is offering to purchase any
                             and all of the 369,343.099 outstanding shares of its 13 7/8% Senior Cumulative Redeemable Preferred
                             Stock having an aggregate liquidation preference of $369,343,099, plus accrued and unpaid dividends.
                             This offer is not conditioned upon any minimum number of shares being tendered.

CUSIP NOS.:                  74912E309
                             74912E200

CONSIDERATION:               A fixed price of $1,300 per share. The
                             consideration per share will not be increased for accrued and unpaid dividends.

COMMENCEMENT DATE OF THE
  OFFER:                     October 27, 2000.

EXPIRATION OF THE OFFER:     November 29, 2000, at 5:00 p.m. New York City time.

DEALER MANAGERS:             Goldman, Sachs & Co. and Morgan Stanley & Co.
                             Incorporated.

INFORMATION AGENT:           Georgeson Shareholder Communications Inc.,
                             toll-free telephone 800-223-2064.

                   QUESTIONS AND ANSWERS CONCERNING THE OFFER

WHO IS OFFERING TO PURCHASE THE SHARES?

- R&B Falcon Corporation is offering to purchase your shares of R&B Falcon 13 7/8% Senior Cumulative Redeemable Preferred Stock. See "Introduction".

WHAT IS THE CLASS AND AMOUNT OF SHARES SOUGHT IN THE OFFER?

- We are offering to purchase any and all outstanding shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock that are issued and outstanding at any time during the offer, or any lesser number of shares that stockholders properly tender in the offer. See "Introduction" and "Special Factors -- 2. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

- As of October 26, 2000, there were 356,961.014 shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock outstanding. We anticipate that, on November 1, 2000, we will issue 12,382.085 additional shares as a payment-in-kind of the dividend payment due on that date. Therefore, we expect that the offer will effectively be for a total of 369,343.099 shares.

- Because the offer includes all shares that are issued and outstanding at any time during the offer, the offer includes an offer to purchase the shares that will be issued as a dividend on

November 1, 2000. Any tender of shares prior to November 1, 2000 will not include the shares issued as a dividend on that date. If you want to tender all of your shares, you may either:

  1. tender all of your shares before November 1, 2000 in accordance with the procedures described in this Offer to Purchase, and then tender the shares issued on November 1, 2000 by complying with those procedures a second time, or

  2. tender your shares after November 1, 2000.

WHAT IS THE PURPOSE OF THE OFFER?

- The purpose of the offer is to enable us to eliminate or reduce the number of outstanding shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock, which will improve our capital structure and increase our financial flexibility. See "Special Factors -- 2. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

HOW MUCH AND WHEN WILL R&B FALCON PAY FOR THE TENDERED SHARES AND IN WHAT FORM OF PAYMENT? WILL HOLDERS BE REQUIRED TO PAY ANY FEES OR COMMISSIONS?

- We will purchase all outstanding shares of 13 7/8% Senior Cumulative Redeemable Preferred Stock that are properly tendered at the price of $1,300.00 per share, net to you in cash. If you tender a fractional share, we will pay you the price per share multiplied by that fraction of a share tendered. See "Introduction" and "Special Factors -- 2. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

- We will pay for shares purchased in our offer as soon as practicable after the expiration of the offer period. You will receive the purchase price, net in cash, without interest. Under no circumstances will we pay interest on the purchase price, even if payment is delayed. See "The Offer -- 4. Acceptance for Payment of Shares and Payment of Purchase Price."

- If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. You may also have to pay stock transfer taxes in certain circumstances. See "The Offer -- 4. Acceptance for Payment of Shares and Payment of Purchase Price."

DOES R&B FALCON HAVE THE FINANCIAL RESOURCES TO PAY FOR THE TENDERED SHARES?

- We will need approximately $482.6 million to purchase the maximum amount of shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock and to pay all of the expenses of the offer. On October 26, 2000, we agreed to sell 16,300,000 shares of our common stock in a public offering that is expected to generate $399,700,000 of net proceeds, all of which will be applied to fund the purchase of tendered shares, assuming all shares are tendered. Through our wholly owned subsidiaries, we have sufficient cash to fund any balance of the purchase price of the shares and the related expenses pursuant to the offer in excess of the net proceeds. See "The Offer -- 9. Source and Amount of Funds."

- The completion of the public offering of our common stock is a condition to our acceptance of the tendered shares. We expect the public offering of our common stock to close on or about October 31, 2000, and expect to announce that the financing condition has been satisfied shortly after the closing of the public offering. See "The Offer -- 5. Certain Conditions of the Offer."

IS R&B FALCON'S FINANCIAL CONDITION RELEVANT TO A HOLDER'S DECISION WHETHER TO TENDER IN THE OFFER?

- If you decide to tender your shares, we do not believe that our financial condition is relevant because we are offering to purchase your shares solely for cash.

- If you decide not to tender your shares, we believe that our financial condition is a relevant factor to consider because you will continue to be a shareholder in our company. For this reason, summary financial information on both a historical and pro forma basis (as if all of the outstanding shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock have been tendered) is included in this Offer to Purchase beginning on page 21. More comprehensive financial information is included in the reports that we have filed with the Securities and Exchange Commission. You can obtain copies of these reports in the manner described in "The Offer -- 13. Where You Can Find More Information About the Company and the Offer."

HOW WILL THE OFFER AFFECT THE SHARES THAT ARE NOT TENDERED?

- Our purchase of the shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock will reduce the number of outstanding shares and the number of holders. Depending upon the number of shares purchased, the liquidity and market value of the remaining outstanding shares could be adversely affected. See "Special Factors -- 2. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

ARE THERE CONDITIONS TO OUR MERGER WITH TRANSOCEAN SEDCO FOREX THAT WILL AFFECT THE SHARES THAT ARE NOT TENDERED?

- On August 19, 2000, we entered into an Agreement and Plan of Merger with Transocean Sedco Forex Inc., Transocean Holdings Inc. and TSF Delaware Inc. Our shares of 13 7/8% Senior Cumulative Redeemable Preferred Stock that are not tendered in the offer and that are not redeemed as described below will remain outstanding after the merger. The consummation of the merger is not a condition to the offer. Transocean Sedco Forex has consented to the offer, and the offer is conditioned upon Transocean Sedco Forex not withdrawing its consent. We have no reason to believe that Transocean Sedco Forex will withdraw its consent. See "Special Factors -- 1. Recent Developments."

- Under the terms of the merger agreement with Transocean Sedco Forex, it is a condition to the merger that we exercise our optional redemption rights for our 13 7/8% Senior Cumulative Redeemable Preferred Stock prior to the consummation of the merger. Under the certificate of designation establishing the shares, we have the right to redeem up to 105,000 shares on a pro rata basis at a price of $1,138.75 per share, plus accrued and unpaid dividends, with the proceeds of a public equity offering. If you do not tender your shares in the offer, your shares will be subject to this redemption. We intend to deliver notice of our intent to exercise our optional redemption right on or before November 15, 2000, and to exercise this right on or before December 15, 2000. If no shares are tendered in the offer, approximately 28% of your shares will be redeemed upon the exercise of our redemption right. If you do not tender your shares in the offer and 105,000 or fewer shares remain outstanding after the offer, all of your shares will be redeemed. See "Special Factors -- 1. Recent Developments" and "Special Factors -- 2. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

HOW WILL THE CONSUMMATION OF THE MERGER AFFECT THE SHARES THAT ARE NOT TENDERED?

- The terms of the certificate of designation establishing the shares provide us with the option to pay dividends on shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock in-kind. Covenants contained in the indentures governing a substantial portion of our indebtedness limit our ability to pay cash dividends, and we have therefore paid all dividends due and payable to date in-kind. Upon consummation of the merger with Transocean Sedco Forex, these covenants are expected to be suspended and we expect to pay dividends on any shares outstanding after the merger in cash. See "Special Factors -- 2. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

- We anticipate that for tax reasons associated with the merger, neither Transocean Sedco Forex nor any of its affiliates (including us) is likely to make a cash tender offer for any shares that remain outstanding after the merger.

HOW LONG DOES A HOLDER HAVE TO DECIDE WHETHER TO TENDER ITS SHARES IN THE OFFER?

- You may tender your shares until the tender offer expires. The offer will expire on Wednesday, November 29, 2000, at 5:00 p.m., New York City time. See "The Offer -- 1. Number of Shares; Expiration Date." If you cannot deliver everything necessary to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "The Offer -- 2. Procedure for Tendering Shares."

CAN THE OFFER BE EXTENDED, TERMINATED OR AMENDED?

- We can extend or amend the offer at any time, in our sole discretion. In addition, we can terminate the offer, in our sole discretion, if at any time any of the conditions to the offer are not satisfied. Any extension or amendment, and any termination other than for nonsatisfaction of a condition, will require Transocean Sedco Forex's consent.

- If we extend the offer, we may delay the acceptance of any shares that have been tendered. See "The Offer -- 6. Extension of Tender Period; Termination; Amendments."

- If we extend the offer, we will issue a press release no later than 9:00 a.m. New York City time on the first business day after the offer would have expired. See "The Offer -- 6. Extension of Tender Period; Termination; Amendments."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

- We are not required to complete the offer unless all of the conditions to the offer are met. The most significant conditions are:

  1. the completion of a public offering of our common stock generating at least $399.7 million in net proceeds to be used to fund at least a portion of the offer;

  2. no withdrawal of the consent of Transocean Sedco Forex to the offer; and

  3. the absence of governmental or court action prohibiting the offer.

- We do not expect any of these conditions to prevent us from completing the offer. See "The Offer -- 5. Certain Conditions of the Offer."

- The consummation of the merger with Transocean Sedco Forex is not a condition to the offer.

HOW DOES A HOLDER TENDER SHARES?

- If you decide to tender your shares, then on or prior to 5:00 p.m., New York City time, on the expiration date you should do one of the following:

  1. If you hold shares in book-entry form, tender through The Depositary Trust Company's Automated Tender Offer Program and comply with the procedure for book-entry transfer described in this Offer to Purchase.

  2. If you are a record holder (i.e., a stock certificate has been issued to you), send your stock certificates and a properly completed and signed Letter of Transmittal to the American Stock

     Transfer & Trust Company, as the Depositary, at the address appearing on the back cover of this document. See "The Offer -- 2. Procedure for Tendering Shares."

- If you are a record holder, but your stock certificates are not immediately available for delivery to the Depositary, you may be able to comply with the guaranteed delivery procedure described in "The Offer -- 2. Procedures for Tendering Shares."

- If the stock certificates are registered in the name of your broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf by completing the form sent to you by the nominee and returning the form to it; or contact your broker for assistance. See the instructions to the Letter of Transmittal.

ONCE SHARES HAVE BEEN TENDERED IN THE OFFER, CAN A HOLDER WITHDRAW ITS TENDER?

- You may withdraw a tender of shares at any time before 5:00 p.m., New York City time, on Wednesday, November 29, 2000. If we extend the tender offer, you may withdraw your shares at any time before 5:00 p.m., New York City time, on the new expiration date. See "The Offer -- 3. Withdrawal Rights."

- In addition, if we have not already accepted your shares for payment, you may withdraw shares you previously tendered after 12:00 midnight, New York City time, on Tuesday, December 26, 2000. See "The Offer -- 3. Withdrawal Rights."

- If you tendered your shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for a withdrawal of your shares.

WHAT IS THE PROCEDURE FOR WITHDRAWING TENDERED SHARES?

- You may withdraw tendered shares at any time before the offer expires by mailing or faxing your notice of withdrawal to the Depositary if your shares are held in your name or to your broker or bank if they are held in their name. For the notice to be effective, the Depositary must receive your notice of withdrawal before the offer expires. See "The Offer -- 3. Withdrawal Rights."

WHAT DOES R&B FALCON'S BOARD OF DIRECTORS THINK OF THE OFFER?

- After consideration of many factors, our board of directors has, at a meeting at which a quorum was present, unanimously determined that the offer and the offer price is fair. In addition, we asked an investment bank, Morgan Stanley & Co. Incorporated, to consider the offer. Morgan Stanley delivered an opinion to our Board of Directors that, as of October 17, 2000 and subject to the assumptions and considerations described in the opinion, the offer price of $1,300 per share was fair, from a financial point of view, to holders of shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock. Morgan Stanley's complete opinion is attached as an exhibit to this Offer to Purchase. Our Board of Directors carefully considered the opinion and other factors and, at a meeting at which a quorum was present, the directors present unanimously determined that the offer and the offer price are fair. See "Special Factors -- 3. Fairness of the Offer."

- While the Board of Directors has approved the offer, it is not making any recommendation as to whether or not you should tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

WHAT IS THE RECENT MARKET PRICE OF THE SHARES?

- Shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock are currently listed on the New York Stock Exchange under the symbol "FLC NA09." From October 13, 2000, the date the shares were first listed on the New York Stock Exchange, until the date immediately prior to the commencement of the Offer, no trades in the shares have been reported. Prior to October 13, 2000, there was no established publicly available reporting or trading system for the shares. We believe that the trading in the shares has been limited and sporadic. See "The Offer -- 7. Price Range of Shares; Dividends."

- Before deciding whether to tender, you should obtain a current market quotation for the shares, if available.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

- The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less, they will be subject to tax at ordinary income tax rates. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects to you. See "Special
  Factors -- 6. United States Federal Income Tax Consequences."

WHOM CAN HOLDERS TALK TO IF THEY HAVE QUESTIONS?

- You may contact the dealer managers for the offer, Goldman, Sachs & Co., at 800-828-3182, or Morgan Stanley & Co. Incorporated, at 800-624-1808, or your broker, dealer, commercial bank, trust company or other nominee, for assistance concerning the terms of the offer. You may also contact Georgeson Shareholder Communications Inc., the information agent, at 800-223-2064 if you have any requests for assistance or for additional copies of this document, the Letter of Transmittal or related documents. The addresses and phone numbers of these representatives can be found on the back cover of this document.

                               TABLE OF CONTENTS

SPECIAL FACTORS
  1.  RECENT DEVELOPMENTS...................................    2
  2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER;
      PLANS OF THE COMPANY AFTER THE OFFER..................    3
  3.  FAIRNESS OF THE OFFER.................................    4
  4.  FAIRNESS OPINION......................................    6
  5.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
      MANAGEMENT............................................   10
  6.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.........   10
THE OFFER
  1.  NUMBER OF SHARES; EXPIRATION DATE.....................   13
  2.  PROCEDURE FOR TENDERING SHARES........................   14
  3.  WITHDRAWAL RIGHTS.....................................   16
  4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF
      PURCHASE PRICE........................................   17
  5.  CERTAIN CONDITIONS OF THE OFFER.......................   18
  6.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS...   19
  7.  PRICE RANGE OF SHARES; DIVIDENDS......................   20
  8.  CERTAIN INFORMATION CONCERNING THE COMPANY AND THE
      SHARES................................................   20
  9.  SOURCE AND AMOUNT OF FUNDS............................   28
  10. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
      TERMINATION OF REGISTRATION UNDER THE EXCHANGE ACT....   28
  11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS...........   28
  12. FEES AND EXPENSES; PERSONS RETAINED AND COMPENSATED...   28
  13. WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY
      AND THE OFFER.........................................   30
  14. MISCELLANEOUS.........................................   30
SCHEDULE I
EXHIBIT A

To the Holders of R&B Falcon Corporation's 13 7/8% Senior Cumulative Redeemable Preferred Stock:

                                  INTRODUCTION

     R&B Falcon Corporation, a Delaware corporation (the "Company"), is offering to purchase any and all outstanding shares of its 13 7/8% Senior Cumulative Redeemable Preferred Stock, par value $0.01 per share, outstanding at any time before the expiration of the offer (the "Shares"), at $1,300.00 per Share (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     As of October 26, 2000, the Company had issued and outstanding 356,961.014 Shares. In addition, the Company anticipates that it will issue 12,382.085 additional Shares as a payment-in-kind of dividends on November 1, 2000 to the holders of record of the Shares on October 15, 2000 (the "PIK Shares"). Accordingly, the Company expects that the Offer will effectively be for a total of 369,343.099 Shares. As of October 26, 2000, there was one holder of record of Shares.

     Because the Offer includes all Shares that are issued and outstanding at any time during the Offer, the Offer includes an offer to purchase the PIK Shares. Any tender of Shares prior to November 1, 2000 will not include a tender of the PIK Shares. In order for a holder to tender all of its Shares, such holder may either (i) tender all of its Shares before November 1, 2000 in accordance with the procedures described in this Offer to Purchase, and then tender the PIK Shares issued on November 1, 2000 by complying with those procedures a second time, or (ii) tender all of its Shares after November 1, 2000 in accordance with the procedures described in this Offer to Purchase.

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the right of tendering holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE OFFER -- 5. CERTAIN CONDITIONS OF THE OFFER."

     THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO HOLDERS OF THE SHARES AS TO WHETHER TO TENDER ALL OR ANY SHARES. HOLDERS OF THE SHARES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. SEE "SPECIAL FACTORS -- 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

     If you hold Shares in your own name and you tender your Shares directly to the American Stock Transfer & Trust Company (the "Depositary"), you will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. If you hold Shares through brokers or banks, you should consult with them to determine whether transaction costs are applicable if you tender Shares through them and not directly to the Depositary. HOWEVER, IF YOU FAIL TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO YOU PURSUANT TO THE OFFER. SEE "THE OFFER -- 2. PROCEDURE FOR TENDERING SHARES."

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered a written opinion to the Board of Directors of the Company (the "Board"), dated October 17, 2000, that, as of the date of such opinion, the consideration to be paid to holders of the Shares pursuant to the Offer was fair to them from a financial point of view. See "Special Factors -- 4. Fairness Opinion." The full text of the opinion is attached to this Offer to Purchase as Exhibit A. You are urged to read the entire opinion carefully for assumptions made, matters considered and limits of Morgan Stanley's review.

     The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "FLC NA09." Since October 13, 2000, the date the Shares were first listed on the NYSE, no trades in the Shares have been reported. You are urged to obtain current market quotations for the Shares, if available, before deciding to tender Shares in the Offer.

     The address of the principal executive office of the Company is 901 Threadneedle, Houston, Texas, 77079-2911, and the telephone number at that address is (281) 496-5000.

     The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers and directors of the Company are set forth in Schedule I of this Offer to Purchase.

                                SPECIAL FACTORS

1. RECENT DEVELOPMENTS.

     On August 19, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Transocean Sedco Forex Inc. ("Transocean Sedco Forex"), Transocean Holdings Inc., a wholly-owned subsidiary of Transocean Sedco Forex, and TSF Delaware Inc., a wholly-owned subsidiary of Transocean Holdings Inc. Under the terms of the Merger Agreement, each share of the Company's common stock will be converted into the right to receive 0.5 Transocean Sedco Forex ordinary shares, and the Company will become a subsidiary of Transocean Holdings Inc., with Transocean Holdings Inc. holding all of the Company's then outstanding shares of common stock (the "Merger").

     The Merger is conditioned on, among other things,

     - approval of the holders of the Company's common stock and the holders of Transocean Sedco Forex ordinary shares,

     - clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") and the satisfaction of other customary regulatory requirements,

     - the completion of an offering of common stock by the Company and the redemption of up to 105,000 Shares that will be funded with the proceeds of such common stock offering,

     - the rating of certain senior debt of the Company as investment grade by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, and

     - other customary conditions.

     The tender of any Shares in the Offer is not a condition to the Merger.

     Transocean Sedco Forex and the Company made filings with respect to the Merger under the Hart-Scott-Rodino Act on September 5, 2000. Each of Transocean Sedco Forex and the Company has received a second request for information and documentary materials from the Department of Justice pursuant to its authority under the Hart-Scott-Rodino Act. The second request is intended to assist the Department of Justice in completing its competitive analysis of the proposed Merger. Both Transocean Sedco Forex and the Company intend to respond promptly to the information request, which has the effect of extending the waiting period under the Hart-Scott-Rodino Act by 20 calendar days following both companies' compliance with the request. No assurance can be given as to when or if the Hart-Scott-Rodino Act and other regulatory conditions to the Merger will be satisfied.

     We expect that the Merger will close in the first quarter of 2001.

     The Merger Agreement provides that the Shares that are outstanding immediately before the Merger will remain outstanding following the Merger. Therefore, the Shares that are not tendered in the Offer or redeemed after the Offer will remain outstanding following the Merger.

     The Company anticipates that for tax reasons associated with the Merger, neither Transocean Sedco Forex nor any of its affiliates (including the Company) is likely to make a cash tender offer for any Shares that remain outstanding after the Merger. The consummation of the Merger is not a condition to the Offer. Transocean Sedco Forex has consented to the Offer, and the Offer is conditioned upon Transocean Sedco Forex not withdrawing such consent.

     Under the Merger Agreement, upon consummation of the Merger, all of the current directors of the Company will cease to be directors of the Company.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

     The purpose of the Offer is to reduce or eliminate the dividend payments made to the holders of the Shares by reducing or eliminating the number of outstanding Shares. Dividends accrue on the Shares at the rate of 13 7/8% per annum, which is higher than the interest rate paid on all of the Company's indebtedness. In addition, the dividends are not deductible for tax purposes, whereas interest paid on the Company's outstanding indebtedness is. Reduction or elimination of dividends on the Shares may also improve the rating of the Company's indebtedness. The Company anticipates that the reduction or elimination of these dividend payments will improve the Company's capital structure and provide the Company with more financial flexibility.

     All of the Shares purchased by the Company upon the consummation of the Offer will be retired by the Company.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Depending upon the number of Shares so purchased, the liquidity and market value of the remaining Shares held by the public could be adversely affected. The extent of the market for the Shares and the availability of quotations after the expiration of the Offer will depend upon such factors as the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, any future termination of registration under the Exchange Act and other factors.

     Following the expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Shares other than upon exercise of the redemption right described below, until the expiration of at least ten business days after the termination of the Offer pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any possible future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer, and general economic and market conditions.

     Under the certificate of designation establishing the Shares (the "Certificate of Designation"), the Company has the right to redeem up to 105,000 Shares at a price of $1,138.75 per share, plus accrued and unpaid dividends to the date of redemption, with the proceeds of a public equity offering (the "Equity Clawback"). Under the terms of the Merger Agreement, it is a condition to the Merger that the Company exercise the Equity Clawback prior to the Merger. If a holder does not tender its Shares in the Offer, such Shares will be subject to the Equity Clawback. The Company intends to give notice of its intent to exercise the Equity Clawback on or before November 15, 2000, and to exercise the Equity Clawback on or before December 15, 2000. If a holder does not tender its Shares in the Offer and no other Shares are tendered in the Offer, approximately 28% of such holder's Shares will be redeemed upon the exercise of the Equity Clawback. If a holder does not tender its Shares in the Offer and 105,000 or fewer Shares remain outstanding after the Offer, all of such holder's Shares will be redeemed upon exercise of the Equity Clawback.

     On October 26, 2000, the Company entered into an underwriting agreement to sell 16,300,000 shares of its common stock in a public offering, the net proceeds of which will be used to fund the purchase price in the tender offer and, if required, to fund the Equity Clawback (the "Common Stock Offering"). Under the Merger Agreement, the Company was required to, and did, obtain the consent of Transocean Sedco Forex to the Common Stock Offering.

     In accordance with the Merger Agreement, the Company will amend its certificate of incorporation immediately before the effective time of the Merger to grant each Share 0.1787 votes in the election of directors of the Company voting together with the common stockholders. However, the Company expects that Transocean Holdings Inc. will be in a position to elect all of the directors of the Company after the Merger.

     The terms of the Certificate of Designation provide the Company with the option to pay dividends on the Shares in-kind. Covenants contained in the indentures governing a substantial portion of the Company's indebtedness limit its ability to pay cash dividends, and the Company has therefore paid all dividends due and payable to date in-kind. Upon consummation of the Merger, these covenants are expected to be suspended and the Company expects to pay dividends after the Merger in cash.

     The completion of the Merger is subject to numerous conditions, not all of which have been satisfied. It is possible that we will not complete the Merger. If we do not complete the Merger, we will continue to operate as a separate company, and will likely not have access to the greater financial resources that we believe the Merger will afford us.

     THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

3. FAIRNESS OF THE OFFER.

     The Board believes that the Offer is fair to holders of Shares and, at a meeting of the Board at which a quorum was present, the directors present unanimously approved the Offer. In evaluating the Offer, the Board relied upon its knowledge of the business, financial condition and prospects of the Company as well as the advice of the Company's financial and legal advisors. In making its determination regarding the fairness of the Offer, the Board considered a number of factors, including the following. The Board generally gave more weight to the factors described at the beginning of the following list, and less weight to the factors described at the end of the following list.

     - The likelihood of the completion of the Merger, and the effect of the Merger on future dividend payments on the Shares. The Board noted that the Company continues to believe that the Merger is likely to close, with a likely closing date before the end of the first quarter of 2001. The Board noted that it is a condition to the Merger under the Merger Agreement that certain of the Company's senior debt be rated as investment grade. The Board noted that once this debt is rated as investment grade, the covenants prohibiting the Company from paying dividends in cash will be suspended, and dividends on the Shares after the Merger will likely be paid in cash, rather than in kind.

     - The fact that, if the Merger is not completed, the Company would not have access to the greater financial resources expected as a result of the Merger, and the likelihood that Shares would again trade at levels similar to those at which they traded prior to the announcement of the Merger. The Company believes that, immediately prior to the announcement of the Merger, the Shares had traded in the range of approximately $1,160 per share. The Company was not aware of any trading in the Shares after the announcement of the Merger, and noted that no Shares had traded on the NYSE in the two days prior to the Board meeting that the Shares had been listed on the NYSE. The Board noted that if the Merger is not completed, the Company will continue to pay dividends on the Shares in kind and that, without the increased financial resources expected to be available to the Company after the Merger, it was likely that the Shares would trade in the same range as before the Merger announcement, or possibly at lower prices.

     - The fairness opinion of Morgan Stanley. The Board considered the financial analysis and the written opinion of Morgan Stanley delivered on October 17, 2000 to the effect that as of such date and based upon and subject to certain matters stated in such opinion, the $1,300.00 purchase price to be received by holders of the Shares pursuant to the Offer was fair, from a financial point of view, to such holders.

     - The condition to the Merger that the Company exercise its redemption rights for the Shares. The Board noted that it is a condition to the Merger under the Merger Agreement that the Company exercise the Equity Clawback under the Certificate of Designation for the Shares. The exercise of the Equity Clawback would result in the Company redeeming approximately 28% of the currently outstanding Shares. The redemption price for this partial redemption under the Certificate of Designation is $1,138.75 per share plus accrued and unpaid dividends. The Board noted that the purchase price in the Offer is significantly in excess of this redemption price.

     - Alternatives to the Offer. The Board evaluated possible alternatives to the Offer. The Board viewed the primary alternative to the Offer to be for the Company to exercise its redemption rights as required by the Merger Agreement, and to leave the remaining Shares outstanding. The Board noted that after the Merger, because of the suspension of the covenants in the Company's indentures, it was possible that the Company could exchange the remaining Shares for debentures under the terms of the Certificate of Designation, thereby enabling the Company to deduct the interest payable under the indentures. The Board rejected the use of only its redemption rights because the Offer followed by the Equity Clawback was likely to result in a greater reduction in the number of outstanding Shares.

     - Market Price and Premium. The Board considered that, with the additional financial resources likely to be available to the Company as a result of the Merger, it was likely that any Shares outstanding after the Merger would trade at levels higher than they had traded prior to the announcement of the Merger. The Board believed that the tender offer price was at a premium to the likely levels at which the Shares might trade after the Merger.

     - Transaction Structure. The Board evaluated the benefits of the transaction being structured as an immediate cash tender offer for all outstanding Shares, thereby enabling stockholders who tender their Shares the opportunity to obtain cash for their Shares at the earliest possible time and to receive the purchase price for all of their tendered Shares. In addition, the Board considered the fact that the Offer provides stockholders with the opportunity to dispose of Shares without the usual transaction costs associated with a market sale.

     - Financing. The Board considered the fact that the Company will have commenced a public offering of its common stock to fund a significant portion of the purchase price for the Shares tendered in the Offer prior to initiating the Offer, and that this offering would close within a few days after commencing the Offer. The Board also considered that the Company and its subsidiaries have sufficient cash to fund the balance of the purchase price in the Offer and the expenses of the Offer if these amounts are in excess of the net proceeds from the common stock offering. The Board noted that although the Offer is conditioned on financing, it is expected that the financing condition will be satisfied within a matter of days after commencement of the Offer.

     - Potential Trading Market for the Shares After the Merger. The Board considered the likely trading market for the Shares after the Merger. The Board noted that the Shares would be the only remaining publicly traded equity securities of the Company, and all of the common stock of the Company will be owned indirectly by Transocean Sedco Forex. The Board noted that only approximately 265,000 Shares would remain outstanding after the Equity Clawback required by the Merger Agreement, assuming no Shares are tendered in the Offer, and the Board considered the possibility that no significant market will develop or be maintained for the remaining Shares after the Merger.

     - The Company's current business strategy and future prospects. The Board considered information provided by Company management as to the business, financial conditions, results of operations, current business strategy and future prospects of the Company with and without the Merger, recent trends in the market in which the Company operates, the Company's position in such market, the historical and recent market prices for the Shares, and potential new business initiatives, including the Merger.

     A majority of the directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the Offer. There is no stockholder vote required in connection with the Offer. There are no appraisal rights available to holders of Shares in connection with the Offer.

4. FAIRNESS OPINION.

     The Company retained Morgan Stanley to provide the Board with financial advisory services and a financial fairness opinion in connection with the Offer. Morgan Stanley was selected to act as the Company's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. At the meeting of the Board on October 17, 2000, Morgan Stanley rendered to the Board its oral opinion, subsequently confirmed in writing, that as of that date, and subject to and based on the various considerations set forth in its opinion, the price to be received by the holders of the Shares pursuant to the Offer was fair from a financial point of view to the holders of the Shares.

     Morgan Stanley has also acted as a financial advisor to the Company in connection with the Merger, including providing a fairness opinion to the Board. In delivering its fairness opinion to the Board with respect to the offer price, Morgan Stanley did not address the Merger or the relative fairness of the consideration to be received by the holders of the Shares in the Offer and the consideration to be received by the holders of the Company's common stock in the Merger.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED AS OF OCTOBER 17, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT A TO THIS OFFER TO PURCHASE. HOLDERS OF THE SHARES ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED

TO THE BOARD OF DIRECTORS OF THE COMPANY, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE OFFER PURSUANT TO THE OFFER TO PURCHASE TO THE HOLDERS OF THE SHARES, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF THE SHARES TO TENDER SHARES PURSUANT TO THE OFFER TO PURCHASE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of the Company and Transocean Sedco Forex, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning the Company and Transocean Sedco Forex prepared by the management of the Company and Transocean Sedco Forex, respectively;

     - reviewed certain financial forecasts prepared by the managements of the Company and Transocean Sedco Forex, respectively;

     - discussed the past and current operations and financial condition and the prospects of the Company and Transocean Sedco Forex, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Transocean Sedco Forex, respectively;

     - reviewed the pro forma impact of the Offer and its financing on the Company's earnings per share, cash flow, consolidated capitalization and financial ratios;

     - reviewed the trading activity and prices for the Shares;

     - compared the financial performance and credit ratings of the Company and Transocean Sedco Forex and the prices and trading activity of the Shares with those of certain other publicly-traded companies, comparable with the Company and Transocean Sedco Forex, respectively, and their securities;

     - discussed the strategic and financial considerations for the Offer with the management and Board of the Company;

     - participated in discussions and negotiations among representatives of the Company and Transocean Sedco Forex and their respective financial and legal advisors;

     - reviewed the Merger Agreement and certain related documents;

     - reviewed the Certificate of Designation relating to the Shares and the draft Offer to Purchase;

     - reviewed the past, current and anticipated financial returns of the Shares;

     - reviewed the financial terms, to the extent publicly available, of certain comparable tender offers to purchase securities deemed relevant; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Transocean Sedco Forex, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company or Transocean Sedco Forex; nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that the Merger and the Offer, if consummated, would be consummated in accordance with the terms set forth in the Merger Agreement and the draft Offer to Purchase, respectively, including that the Merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. The opinion of Morgan Stanley is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of October 17, 2000.

     The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 17, 2000.

     OFFER PRICE ANALYSIS. In analyzing the value of the Shares Morgan Stanley assumed, based on the Certificate of Designation and discussions with Transocean Sedco Forex management, that the dividends will immediately convert to cash pay upon completion of the Merger and that the Company under the terms of the Merger Agreement must exercise the Equity Clawback.

     Morgan Stanley discounted the Shares' quarterly cash flows through the May 1, 2004 call date, with the dividends converting to cash pay on May 1, 2001. Assuming a tender settlement date of December 1, 2000 and a cash pay dividend date of May 1, 2001, the offer price of $1,300 per Share is mathematically equivalent to clawing back an aggregate of 105,000 shares at a full price including accrued interest of $1,150.31 per Share and tendering for the remaining 264,343.099 shares in aggregate at a price of $1,359.46 per Share. As of October 16, 2000, $1,359.46 per Share on the non-clawed back shares is equivalent to a tender spread to call date on a cash pay basis of approximately treasury yield minus 75 basis points. Morgan Stanley noted that the majority of completed non-investment grade tender offers over the past two years have been priced at treasury yield plus 50 basis points to the call date.

     Morgan Stanley also noted that a stockholder that does not participate in the Offer would have at least 28.4% of their Shares clawed back at $1,138.75 per Share, and thus a secondary market value of the preferred securities of $1,359.46 per Share would be needed to produce an economic value equivalent to the cash tender price. Morgan Stanley noted that while the Shares were trading infrequently and on a negotiated basis, prior to the announcement of the Merger, the Shares were quoted at an estimated value of between $1,150 to $1,180 per Share.

     PRECEDENT TRANSACTION. While the terms and conditions of all tenders differ, Morgan Stanley reviewed the August 1998 tender for Teleport Communication Groups' 11.125% senior discount notes due July 1, 2007 (zero coupon until July 1, 2001) since it shared some characteristics with the Offer. AT&T Corp. acquired Teleport Communications in 1998. The Teleport notes contained a provision allowing the issuer to convert to cash pay at the accreted value prior to July 2001. The Teleport Communications tender was launched at treasury yield plus 12.5 basis points to the call date on a cash pay basis to the 2001 call date. Morgan Stanley noted that the offer price on the Shares not redeemed in the Equity Clawback is equivalent to a tender spread to call date on a cash pay basis of approximately treasury yield minus 75 basis points.

     No transaction utilized as a comparison is identical to the Offer.

     In connection with the review of the Offer by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses or factors considered by it, without considering all analyses and factors as a whole, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the results from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of the Shares.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Transocean Sedco Forex. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the Offer pursuant to the Offer to Purchase to the holders of the Shares, and were conducted in connection with the delivery by Morgan Stanley of its opinion dated October 17, 2000 to the Board. The analyses do not purport to be appraisals or to reflect the prices at which the Shares actually may be valued or the prices at which the Shares may actually trade in the marketplace. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     In addition, as described above, Morgan Stanley's opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its decision to approve the Offer. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the value of the Shares or of whether the Board would have been willing to agree to a different offer price. The Purchase Price pursuant to the Offer to Purchase and other terms of the Offer to Purchase were determined by the Board and were approved by the Board. Morgan Stanley did not recommend any specific offer price to the Board or that any given offer price constituted the only appropriate offer price for the Offer to Purchase.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of the Company or Transocean Sedco Forex.

     Pursuant to an engagement letter, dated October 16, 2000 between Morgan Stanley and the Company, Morgan Stanley provided a financial opinion and financial advice in connection with the Offer. The Company agreed to pay Morgan Stanley a customary fee for providing a fairness opinion in connection with the Offer. Morgan Stanley will also receive compensation as a dealer manager as described in "The Offer -- 12. Fees and Expenses; Persons Retained and Compensated." In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory services for the Company and have received fees for the rendering of these services. In connection with the Merger, the Company has agreed to pay Morgan Stanley a fee between 0.200% to 0.295% of the aggregate value of the Company at the time of the closing of the Merger. The full text of Morgan Stanley's presentation to the Board on October 17, 2000 has been included as Exhibit (a)(5) to the Schedule TO filed by the Company in connection with the Offer and the foregoing summary is qualified by reference to that exhibit.

5. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     As of October 26, 2000, none of the directors or executive officers of the Company, except Arnold L. Chavkin, owned any Shares. Mr. Chavkin, one of the directors of the Company, is a partner of Chase Capital Partners. Chase Capital Partners is the general partner of Chase Equity Associates, L.P., which owns 26,835 Shares as of October 26, 2000. Mr. Chavkin disclaims beneficial ownership of these Shares. Mr. Chavkin has informed the Company that Chase Equity Associates, L.P. has not engaged in any transactions in the Shares during the past sixty (60) days. Mr. Chavkin has advised the Company that Chase Equity Associates, L.P. currently intends to tender its Shares in the Offer.

     Chase Equity Associates, L.P., which beneficially owns approximately 7.3% of the outstanding Shares, is the only holder known by the Company to be the beneficial owner of more than 5% of the outstanding Shares.

     The Company and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities law from repurchasing additional Shares outside of the Offer until at least the 10th business day after the Expiration Date. The Company has obtained exemptive relief from the Securities and Exchange Commission (the "Commission") that confirms that the prohibition will not apply to the Equity Clawback of the Shares under the terms of the Certificate of Designation during the Offer or within 10 business days after expiration of the Offer. Following such time, if any Shares remain outstanding, the Company may purchase additional Shares in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. The decision to repurchase additional Shares, if any, will depend upon many factors, including the market price of the Shares, the results of the Offer, the business and financial position of the Company, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer as described in this Offer to Purchase.

6. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     In General. The following summary is a general discussion of the material United States federal income tax consequences relating to the Offer. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, published rulings of the Internal Revenue Service (the "IRS") and judicial decisions, all of which are subject to prospective and retroactive changes. Except as otherwise provided, this summary deals only with Shares held by U.S. Holders (as defined below) as capital assets within the meaning of
Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, or stockholders holding the Shares as part of a hedge or hedging transaction or as a position in a straddle for tax purposes. The Company has the right to assign, in whole or in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer. For purposes of this summary, a sale of the Shares pursuant to the Offer includes a purchase by a wholly-owned U.S. corporate affiliate of the Company. A sale of the Shares pursuant to the Offer to an affiliate of the Company that is not a U.S. corporation or that does not meet certain ownership tests may result in U.S. federal income tax consequences different from those described below. Unless otherwise stated, any reference to the Shares in this summary includes Shares received as an in-kind dividend distribution. The Company will not seek a ruling from the IRS with regard to the tax matters discussed below.

     The tax discussion set forth below is included for general information only. The tax consequences of a sale pursuant to the Offer may vary depending upon, among other things, the particular facts and circumstances of the tendering stockholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. Stockholders are urged to consult their own tax advisors to determine the particular United States federal, state, local and foreign tax consequences of sales made by them pursuant to the Offer, the application of the constructive ownership rules mentioned below and the effect of tax legislative proposals.

     As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions, (iii) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source. "Non-U.S. Holder" means a beneficial owner of Shares that is not a United States person for United States federal income tax purposes.

     Characterization of the Sale. A sale of Shares by a stockholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Under Section 302 of the Code, a sale of Shares by a stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such sale
(i) results in a "complete termination" of the stockholder's interest in the Company or (ii) is "not essentially equivalent to a dividend" with respect to the stockholder. Under Section 304 of the Code, a sale of Shares by a stockholder to a wholly-owned U.S. corporate affiliate of the Company pursuant to the Offer will be treated as a distribution in redemption of the Company's stock that is subject to the Section 302 Tests. Stockholders are encouraged to discuss the application of these tests (the "Section 302 Tests") to their own tax situation with their own tax advisor.

     In determining whether either of the Section 302 Tests is satisfied, each stockholder must take into account not only the Shares and other stock of the Company which are actually owned by the stockholder, but also Shares and other stock of the Company which are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own (i) Shares and other stock of the Company actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder has an interest, and, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, and (ii) Shares and other stock of the Company which the stockholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares or other stock of the Company by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether either of the Section 302 Tests has been satisfied.

     In addition, the issuance of common stock of the Company to other stockholders pursuant to the public offering by which this offer to purchase is being funded may be taken into account in determining whether either of the
Section 302 Tests has been satisfied.

     A stockholder that sells all of its Shares and owns no other Company shares, actually or constructively, generally will satisfy the "complete termination" test.

     A stockholder will satisfy the "not essentially equivalent to a dividend" test if the reduction in the stockholder's proportionate interest in the Company resulting from the sale of Shares pursuant to the Offer constitutes a "meaningful reduction" given the stockholder's particular facts and circumstances. Even a small reduction in a stockholder's proportionate equity interest may satisfy this test.

     Although no assurance can be given that either of the Section 302 Tests will be satisfied as to any particular stockholder, the IRS has taken the position that a non-pro rata redemption of the stock of a stockholder owning less than one percent of the stock of a widely held corporation satisfied the "not essentially equivalent to a dividend" test, resulting in capital gain or loss treatment for the redeemed stockholder, provided the redeemed stockholder's proportionate interest in the redeeming corporation decreased. If a stockholder fails to satisfy either of the Section 302 Tests, the U.S. federal income tax consequences to the stockholder will be as follows. Any cash received from the Company for Shares pursuant to the Offer by the stockholder would be treated as a dividend to the extent of the Company's current and accumulated earnings and profits (without reduction for the tax basis of the Shares sold pursuant to the Offer), and any cash received in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's adjusted tax basis for such stockholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such adjusted tax basis. If a wholly-owned U.S. corporate affiliate of the Company purchases Shares from a stockholder pursuant to the Offer, the preceding sentence will be applied by taking into account the current and accumulated earnings and profits of both the Company and such affiliate. The basis in the tendering stockholder's Shares will be reduced (but not below zero) by the amount of cash distributed in excess of the Company's current and accumulated earnings and profits (or, if the Shares are purchased by a wholly-owned U.S. corporate affiliate of the Company, the current and accumulated earnings and profits of both the affiliate and the Company). Any basis in the tendered Shares remaining after such reduction will be added to the stockholder's basis in its other stock, if any, in the Company.

     If a stockholder satisfies either of the Section 302 Tests and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the stockholder will recognize capital gain or loss equal to the difference between the amount of cash it received pursuant to the Offer and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long term capital gain or loss if the Shares have been held for more than one year. A stockholder's holding period for capital gain purposes for Shares it received as a distribution will commence the day after the date that the stockholder received such Shares. Accordingly, if a stockholder satisfies either of the
Section 302 Tests, it will recognize short-term capital gain or loss on the sale of its Shares pursuant to the Offer to the extent such Shares were received by it as a distribution not more than one year prior to the sale.

     Corporate Stockholder Dividend Treatment. Under current law, if a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a dividends-received deduction equal to a portion of the dividend, subject to applicable limitations. The dividends-received deduction will not be available to a corporate stockholder that qualifies for sale or exchange treatment under either of the Section 302 Tests. Any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under the Code. A corporate stockholder receiving an "extraordinary dividend" would be required to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a dividends-received deduction is allowed), and, if such portion exceeds the stockholder's adjusted tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which the "extraordinary dividend" is received.

     Non-U.S. Holders. A Non-U.S. Holder will be subject to withholding of federal tax at a rate of 30 percent on gross payments received pursuant to the Offer that are treated as dividends for U.S. federal income tax purposes unless the Company (or applicable withholding agent) determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross payments are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States. If gross payments received by a Non-U.S. Holder pursuant to the Offer are treated as dividends for U.S. federal income tax purposes, such deemed dividends will be subject to tax at the rates and in the manner applicable to U.S. Holders if such deemed dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States or, alternatively, if a tax treaty applies, if such deemed dividends are attributable to a United States "permanent establishment" maintained by the Non-U.S. Holder. Effectively connected dividends, or dividends attributable to a United States permanent establishment, as the case may be, received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits" tax.

     A Non-U.S. Holder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the Non-U.S. Holder satisfied one of the Section 302 Tests for sale or exchange treatment, as described above (see "United States Federal Income Tax Consequences -- Characterization of the Sale") or is otherwise able to establish that no tax or a reduced amount of tax was due. Non-U.S. Holders generally will not be subject to U.S. federal income tax on gain recognized in respect of payments received pursuant to the Offer if such payments are treated as sale proceeds under either of the Section 302 Tests unless (i) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States or, alternatively, if a tax treaty applies, attributable to a United States "permanent establishment" maintained by the Non-U.S. Holder (in which cases such gain will be subject to tax at the rates and in the manner applicable to U.S. Holders and, if the holder is a foreign corporation, an additional "branch profits tax" may apply), (ii) in the case of an individual Non-U.S. Holder, such holder is present in the United States for at least 183 days in the taxable year of the Offer and meets certain other requirements, or (iii) the Company is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for U.S. federal income tax purposes (which the Company does not believe it is). Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     Federal Backup Withholding. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each stockholder must notify the Depositary of such stockholder's correct taxpayer identification number and provide certain other information by properly completing the substitute Form W-9 included in the letter of transmittal. Non-U.S. Holders may be required to submit a properly completed Form W-8 BEN, certifying their non-United States status, in order to avoid backup withholding. Each stockholder is urged to consult with his or her own tax advisor.

                                   THE OFFER

1. NUMBER OF SHARES; EXPIRATION DATE.

     Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase any and all of the Shares that are validly tendered by stockholders on or prior to the Expiration Date (and not properly withdrawn in accordance with "The Offer -- 3. Withdrawal Rights") at the Purchase Price. 5:00 p.m., New York City time, on Wednesday, November 29, 2000, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." The Offer is not conditioned on any minimum number of Shares being tendered.

     The Offer includes an offer to purchase the PIK Shares. Any tender of Shares prior to November 1, 2000 will not include the PIK Shares. In order for a stockholder to tender all of its PIK Shares, such stockholder may either (a) tender all of its Shares before November 1, 2000 in accordance with the procedures described in this Offer to Purchase, and then tender the PIK

Shares issued on November 1, 2000 by complying with those procedures a second time, or (b) tender all of its Shares after November 1, 2000 in accordance with the procedures described in this Offer to Purchase.

     If (i) the Company increases or decreases the price to be paid for Shares or increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given to stockholders in the manner described in "The Offer -- 6. Extension of Tender Period; Termination; Amendments," then the Offer will be extended at least until the expiration of ten business days from the date of publication of such notice.

     The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open or to amend the Offer by making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer if at any time any of the conditions to the Offer are not satisfied. Any extension or amendment, and any termination other than for nonsatisfaction of a condition, will require Transocean Sedco Forex's consent. See "The
Offer -- 6. Extension of Tender Period; Termination; Amendments."

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. To tender Shares validly pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer for which acceptance is being electronically transmitted through the Automated Tender Offer Program ("ATOP"), an Agent's Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Shares to be tendered must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), or (ii) certificates for the Shares to be tendered must be received by the Depositary at such address in each case on or prior to the Expiration Date.

     A stockholder who desires to tender Shares but cannot comply with the procedures for tender on a timely basis or whose certificates for Shares are not immediately available must comply with the guaranteed delivery procedure described below. Any beneficial owner of Shares whose Shares are held of record by a broker, dealer, bank, trust company or nominee must instruct such entity to tender the Shares on such beneficial owner's behalf. An Instruction Form, which is included in the Offer materials provided along with this Offer to Purchase, may be used by a beneficial owner to give such instructions to its nominee.

     The term "Agent's Message" means a message, transmitted by the Depository Trust Company ("DTC" or "Book-Entry Transfer Facility") to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such terms against such participant.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this section, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signatures on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

          (c) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or photocopy thereof) together with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     FEDERAL BACKUP WITHHOLDING. TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. NON-CORPORATE FOREIGN STOCKHOLDERS MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED FORM W-8, CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, FOREIGN STOCKHOLDERS MAY BE SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     DETERMINATIONS OF VALIDITY. All questions as to the number of Shares to be accepted, the Purchase Price, the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of, or payment for, Shares that may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity with respect to any tender of Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Depositary or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     ABSENCE OF APPRAISAL RIGHTS. Holders of the Shares do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Offer. The Company intends to conduct the Offer in accordance with applicable law.

3. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 26, 2000, unless previously accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the

Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this section, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     To be effective, a notice of withdrawal must be in written or facsimile transmission form and must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) prior to the release of such Shares. In addition, such notice must also specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Stockholders who tendered Shares through a broker or bank should provide instructions to the broker or bank to arrange for a withdrawal. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The
Offer -- 2. Procedure for Tendering Shares" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and will pay the Purchase Price for any and all Shares validly tendered and not properly withdrawn in accordance with "The Offer -- 3. Withdrawal Rights." Thereafter, payment for all Shares accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or photocopy thereof, and any other required documents.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     The Company reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares. If the Company is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer (subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in "The Offer -- 3. Withdrawal Rights."

     If the Company does not purchase Shares pursuant to the Offer for any reason, certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering stockholder.

     The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     The Company may be required to withhold and remit to the IRS 31% of the gross proceeds paid to any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal. See "Special Factors -- 6. United States Federal Income Tax Consequences."

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the right of tendering holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, or the purchase of and payment for Shares tendered, if at any time on or after October 27, 2000, any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company) and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) the failure to complete a public offering of the common stock of the Company generating net proceeds of at least $399.7 million to be used to finance at least a portion of the consideration for the Offer;

          (b) the withdrawal of the consent of Transocean Sedco Forex to the Offer, which withdrawal may be made in its sole discretion;

          (c) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or there shall be pending any action or proceeding by any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges or seeks to challenge the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the reasonable judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the contemplated benefits of the Offer to the Company; or

          (d) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company, by any legislative body, court, authority, agency or tribunal which, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) impose or seek to impose limitations on the ability of the Company to acquire or hold or to exercise full rights of ownership of the Shares, (iv) materially impair the contemplated benefits of the Offer to the Company or (v) materially affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company.

     On October 26, 2000, the Company agreed to sell 16,300,000 shares of its common stock in the Common Stock Offering, which is expected to generate $399,700,000 of net proceeds. All of those proceeds will be needed and used to fund the purchase of Shares tendered in the Offer, assuming all outstanding Shares are tendered. The Company expects the Common Stock Offering to close on or about October 31, 2000, and expects to announce that the condition in subparagraph (a) above has been satisfied shortly after the closing of the Common Stock Offering.

     Any of the foregoing conditions may be waived, subject to the approval of Transocean Sedco Forex, by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

6. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     Subject to the consent of Transocean Sedco Forex, the Company expressly reserves the right, in its sole discretion and at any time or from time to time, regardless of whether any of the conditions set forth in "The Offer -- 5. Certain Conditions of the Offer" shall not have been satisfied or shall be deemed by the Company to not have been satisfied, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "The Offer -- 3. Withdrawal Rights." The Company also expressly reserves the right, in its sole discretion if any of the conditions set forth in "The Offer -- 5. Certain Conditions of the Offer" shall not have been satisfied or shall be deemed by the Company to not have been satisfied, (a) to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or (b) to postpone purchase of or payment for Shares. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by

Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which require that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law and to the consent of Transocean Sedco Forex, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in "The Offer -- 5. Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(3) under the Exchange Act.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act, which requires the Offer to continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or (b) increase or decrease the number of Shares it seeks.

7. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are currently listed on the NYSE under the symbol "FLC NA09." The Shares were first listed on the NYSE on October 13, 2000. From that date to the date immediately prior to the date of this Offer to Purchase, no trades have been reported by the NYSE. Prior to October 13, 2000, there was no established public reporting or trading system for the Shares. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES, IF AVAILABLE, BEFORE DECIDING TO TENDER.

     Dividends on the Shares are payable in cash or, on or before May 1, 2004, at the Company's option, in additional shares of preferred stock, on each February 1, May 1, August 1 and November 1. Dividends on the Shares accrue at the rate of 13 7/8% of the liquidation preference per annum and are cumulative from the date on which the preferred stock was originally issued. Covenants contained in the indentures governing a substantial portion of the Company's indebtedness limit its ability to pay cash dividends. Upon consummation of the Merger, these covenants are expected to be suspended and the Company expects to pay dividends after the Merger in cash. If the Merger is not consummated, the Company intends to pay dividends on the Shares in additional shares of preferred stock for most or all of the period ending May 1, 2004, unless industry conditions improve significantly.

     As of October 26, 2000, the Company had timely paid all dividends on each payment date since the date the Shares were issued in the form of approximately
0.03469 additional Shares for each Share then outstanding. The Company anticipates that it will satisfy the dividend payment due on November 1, 2000 to holders of record as of October 15, 2000 through the issuance of 12,382.085 additional Shares.

8. CERTAIN INFORMATION CONCERNING THE COMPANY AND THE SHARES.

     GENERAL. The Company was incorporated under the laws of the State of Delaware. The Company's primary business is providing marine contract drilling and ancillary services on a worldwide basis. The Company provides the equipment and personnel for drilling wells and conducting workover operations on wells in marine environments and on land.

     The Company also owns and operates towing vessels and barges used to transport and store equipment and material to support drilling operations. These assets are deployed primarily in the jack-up and barge rig businesses. The Company also provides, to a minor extent, such equipment for ocean transportation of materials and in connection with marine construction projects. In accordance with the terms of the Merger Agreement and at the request of Transocean Sedco Forex, the Company has started taking steps to dispose of these towing vessels and barges.

     SUMMARY FINANCIAL INFORMATION. The audited financial statements for the Company for the fiscal years ended December 31, 1999 and December 31, 1998 are incorporated herein by reference from the Company reports on Form 10-K for those years. The unaudited financial statements for the six months ended June 30, 2000 and 1999 are incorporated herein by reference from the Company reports on Form 10-Q for those periods. These reports may be inspected and copies may be obtained from the Commission in the manner set forth in "The Offer -- 14. Where You Can Find More Information About the Company and the Offer."

     The following tables set forth the Company's selected historical consolidated financial data as of and for the six months ended June 30, 2000 and 1999 and as of and for each of the years in the three-year period ended December 31, 1999, giving effect to the merger of Reading & Bates Corporation and Falcon Drilling Company, Inc. under the "pooling-of-interests" method of accounting. The selected historical consolidated financial data as of and for the six months ended June 30, 2000 and 1999 have been derived from the Company's unaudited condensed consolidated financial statements. The summary consolidated financial data as of and for the three-year period ended December 31, 1999 have been derived from the Company's audited consolidated financial statements. The following data should be read in conjunction with the Company's historical consolidated financial statements incorporated herein by reference.

                                                                              SIX MONTHS
                                            YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                         ------------------------------   -------------------
                                           1997       1998       1999       1999       2000
                                           ----       ----       ----       ----       ----
                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues.....................  $  933.0   $1,032.6   $  918.8   $  470.3   $  419.4
Operating income.......................     160.4      215.8       45.1       41.8        1.2
Income (loss) from continuing
  operations before extraordinary
  item.................................      29.8       91.0      (67.8)     (10.9)     (68.4)
Net income (loss) applicable to commons
  stockholders.........................      (6.2)     102.8     (103.2)     (21.7)     (94.6)
Net income (loss) per common share:
  Basic................................  $  (0.04)  $   0.61   $  (0.54)  $  (0.11)  $  (0.49)
  Fully Diluted........................     (0.04)      0.61      (0.54)     (0.11)     (0.49)
Weighted average common shares
  outstanding:
  Basic................................     164.1      167.5      192.7      192.5      193.2
  Fully Diluted........................     166.2      168.8      192.7      192.5      193.2
BALANCE SHEET DATA (END OF PERIOD):
Working capital........................  $  (12.0)  $  185.3   $  514.3   $  711.6   $  359.8
Total assets...........................   2,011.4    3,714.0    4,921.9    4,712.1    4,748.3
Total debt (including current portion)
  and redeemable stocks................     827.4    1,872.5    3,229.5    2,959.1    3,252.2
Stockholders' equity...................     728.0    1,250.2    1,204.4    1,282.6    1,122.1

     UNAUDITED PRO FORMA FINANCIAL INFORMATION.

BACKGROUND

     On December 31, 1997, Reading & Bates Corporation and Falcon Drilling Company combined to form R&B Falcon Corporation. The combination was accounted for as a pooling of interests. On December 1, 1998, the Company acquired all of the outstanding shares of Cliffs Drilling Company. The acquisition was accounted for using the purchase method of accounting.

SOURCE OF INFORMATION

     The Company is providing the following selected financial information concerning the Company to help you in your analysis of the financial aspects of the offering. We derived this information from the audited and unaudited financial statements of the Company for the periods presented. The information is only a summary, and you should read it in conjunction with the financial information incorporated by reference in this document.

HOW WE PREPARED THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The balance sheet data assumes the consummation of Common Stock Offering and the repurchase in the Offer of all of the Shares was completed on June 30, 2000, and the operating results data assumes the consummation of the Common Stock Offering and the repurchase in this Offer was completed on January 1, 1999. Depending upon the results of this Offer and, if necessary, the Equity Clawback, the reduction in the outstanding Shares, cash and cash equivalents and net loss per share, reflected in the unaudited pro forma financial information, could be less.

     If the Common Stock Offering and this Offer had been completed on the dates assumed in the pro forma financial statements, the Company might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that the Company would have achieved had the Common Stock Offering and this Offer taken place earlier or of the future results that the Company will achieve after the Common Stock Offering and this Offer.

                             R&B FALCON CORPORATION

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2000

                                                           HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                           ----------   -----------    ---------
                                                                   (AMOUNTS IN MILLIONS)
Cash and cash equivalents................................   $  294.8      $ (58.5)(a)  $  236.3
Accounts receivable......................................      192.0                      192.0
Other current assets.....................................      168.9                      168.9
                                                            --------      -------      --------
          Total current assets...........................      655.7        (58.5)        597.2
Property and equipment, net..............................    3,748.4                    3,748.4
Goodwill, net............................................       86.7                       86.7
Other assets.............................................      257.5                      257.5
                                                            --------      -------      --------
          Total assets...................................   $4,748.3      $ (58.5)     $4,689.8
                                                            ========      =======      ========
Current liabilities......................................   $  295.9      $    --      $  295.9
Long-term obligations....................................    2,910.3                    2,910.3
Deferred taxes and other credits.........................       59.8                       59.8
Minority interest........................................       58.2                       58.2
Redeemable preferred shares..............................      302.0       (302.0)(b)        --
Shareholders' equity.....................................    1,122.1        243.5(c)    1,365.6
                                                            --------      -------      --------
          Total liabilities and shareholders' equity.....   $4,748.3      $ (58.5)     $4,689.8
                                                            ========      =======      ========

          See notes to the R&B Falcon Corporation unaudited condensed pro forma consolidated financial statements.

                             R&B FALCON CORPORATION

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                           HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                           -----------    ------------    ----------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.....................................      $419.4          $   --        $ 419.4
Cost and expenses
  Operating and maintenance............................       299.3                          299.3
  Depreciation and amortization........................        89.2                           89.2
  General and administrative...........................        29.7                           29.7
                                                             ------          ------        -------
          Total costs and expenses.....................       418.2              --          418.2
                                                             ------          ------        -------
Operating income.......................................         1.2              --            1.2
Other income(expense), net.............................       (94.2)                         (94.2)
                                                             ------          ------        -------
Loss before income tax benefit and minority interest...       (93.0)             --          (93.0)
Income tax benefit.....................................       (27.9)                         (27.9)
Minority interest......................................        (3.3)                          (3.3)
                                                             ------          ------        -------
Net loss...............................................       (68.4)             --          (68.4)
Dividends and accretion on preferred shares............        26.2           (26.2)(b)         --
                                                             ------          ------        -------
Net loss applicable to common shareholders.............      $(94.6)         $ 26.2        $ (68.4)
                                                             ======          ======        =======
Net loss per share:
  Basic................................................      $ (.49)                       $  (.33)
                                                             ======                        =======
  Diluted..............................................      $ (.49)                       $  (.33)
                                                             ======                        =======
Weighted average shares outstanding:
  Basic................................................       193.2            16.3(d)       209.5
                                                             ======          ======        =======
  Diluted..............................................       193.2            16.3(d)       209.5
                                                             ======          ======        =======

          See notes to the R&B Falcon Corporation unaudited condensed pro forma consolidated financial statements.

                             R&B FALCON CORPORATION

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             -----------   ------------   ----------
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues........................................     $ 918.8        $   --       $ 918.8
Cost and expenses
  Operating and maintenance...............................       645.8                       645.8
  Depreciation and amortization...........................       158.0                       158.0
  General and administrative..............................        69.9                        69.9
                                                               -------        ------       -------
          Total costs and expenses........................       873.7            --         873.7
                                                               -------        ------       -------
Operating income..........................................        45.1            --          45.1
Other income (expense), net...............................      (132.2)                     (132.2)
                                                               -------        ------       -------
Loss before income taxes, minority interest and
  extraordinary loss......................................       (87.1)           --         (87.1)
Income tax benefit........................................       (31.6)                      (31.6)
Minority interest.........................................       (12.3)                      (12.3)
                                                               -------        ------       -------
Loss before extraordinary loss............................       (67.8)           --         (67.8)
Extraordinary loss........................................        (1.7)           --          (1.7)
                                                               -------        ------       -------
Net loss..................................................       (69.5)           --         (69.5)
Dividends and accretion on preferred shares...............        33.7         (33.7)(b)        --
                                                               -------        ------       -------
Net loss applicable to common shareholders................     $(103.2)       $ 33.7       $ (69.5)
                                                               =======        ======       =======
Net loss per share:
  Basic:
     Loss before extraordinary loss and after preferred
       share dividends....................................     $  (.53)                    $  (.32)
     Extraordinary loss...................................        (.01)                       (.01)
                                                               -------                     -------
       Net loss...........................................     $  (.54)                    $  (.33)
                                                               =======                     =======
  Diluted:
     Loss before extraordinary loss and after preferred
       stock dividends....................................     $  (.53)                    $  (.32)
     Extraordinary loss...................................        (.01)                       (.01)
                                                               -------                     -------
       Net loss...........................................     $  (.54)                    $  (.33)
                                                               =======                     =======
Weighted average shares outstanding:
  Basic...................................................       192.7          16.3(d)      209.0
                                                               =======        ======       =======
  Diluted.................................................       192.7          16.3(d)      209.0
                                                               =======        ======       =======

          See notes to the R&B Falcon Corporation unaudited condensed pro forma consolidated financial statements.

                             R&B FALCON CORPORATION

                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

(a) Represents the amount of cash on hand used to pay the purchase price in the Offer for the preferred stock. All of the net proceeds from the Common Stock Offering were used to pay the purchase price in the Offer for the preferred stock.

(b) Represents the repurchase of 100% of the preferred stock pursuant to the Offer for all of the preferred stock.

(c) Represents the issuance of common stock as a result of the Common Stock Offering at an offering price of $24.75 per share, net of underwriter discount and estimated offering and tender offer costs of $5.5 million, and the estimated premium to be paid of $103.5 million, based on 130% of the $345.0 million face value of the redeemable preferred stock outstanding at June 30, 2000 and $50.9 million expense for the unamortized accretion as a result of the repurchase of 100% of the preferred stock pursuant to the Offer for the preferred stock.

(d) Represents the issuance of common stock as a result of the Common Stock Offering.

        RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS

  Ratio of earnings to fixed charges

     For the six months ended June 30, 2000, earnings did not cover fixed charges by $128.6 million.

  Ratio of earnings to combined fixed charges and preferred dividends

     For the six months ended June 30, 2000, earnings did not cover fixed charges by $166.0 million.

             PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS

     The following pro forma information assumes the consummation of the Common Stock Offering and the repurchase in the Offer of all of our 13 7/8% Senior Cumulative Redeemable Preferred Stock was completed on January 1, 1999. For the six months ended June 30, 2000, earnings did not cover fixed charges by $128.6 million. For the year ended December 31, 1999, earnings did not cover fixed charges by $161.2 million.

     DESCRIPTION OF THE SHARES. The following is a brief description of the
Shares:

DIVIDENDS..................  Dividends on the Shares are payable in cash or, on or before May 1, 2004, at our option, in additional shares of preferred stock, on each February 1, May 1, August 1 and November 1. Dividends on the Shares accrue at the rate of 13 7/8% of the liquidation preference per annum and are cumulative from the date on which the preferred stock was originally issued. Dividend policy with respect to the Shares is described in "The Offer -- 7. Price Range of Shares; Dividends."

AMOUNT PAYABLE UPON
  LIQUIDATION..............  $1,000 per share, plus accrued and unpaid dividends.

VOTING.....................  Holders of the Shares have no voting rights except as provided by law and as provided in the Certificate of Designation. In the event that dividends are not paid for any three quarters, whether or not consecutive, or upon certain other events (including the failure to make a Change of Control Offer (as defined below), to comply with certain other covenants or to pay the mandatory redemption price when due), then the number of directors that make up the Board of Directors of the Company will be increased to permit the holders of the majority of the then outstanding Shares, voting separately as a class with any other class of securities having similar voting rights, to elect two directors. Under the Merger Agreement, the Company will amend its certificate of incorporation immediately before the effective time of the Merger to grant each Share 0.1787 votes in the election of directors of the Company voting together with the common stockholders. The Company anticipates that Transocean Holdings Inc., through its ownership of all of the outstanding shares of the Company's common stock after the Merger, will have the ability to elect all of the Company's directors.

MANDATORY REDEMPTION.......  The Company must redeem the preferred stock on May
                             1, 2009 (subject to the legal availability of funds) at a redemption price equal to the liquidation preference, plus accrued and unpaid dividends to the redemption date.

OPTIONAL REDEMPTION........  The Company may redeem any of the preferred stock beginning May 1, 2004. The initial redemption price is 106.938% of the liquidation preference, declining thereafter to 100.000% on or after May 1, 2007, in each case plus accrued and unpaid dividends to the redemption date.

                             In addition, at any time on or prior to May 1, 2002, the Company may exercise the Equity Clawback. The Company may exercise the Equity Clawback only within 45 days after completion of an equity offering. It is a condition to the Merger that the Company exercise the Equity Clawback.

OPTIONAL EXCHANGE
FEATURE....................  The preferred stock will become exchangeable in whole, but not in part, into subordinated debentures at the Company's option if the conditions described in the Certificate of Designation are satisfied. Indentures governing a substantial portion of the Company's indebtedness currently restrict the Company's ability to consummate such an exchange. Upon consummation of the Merger, these covenants are expected to be suspended, thereby eliminating the restrictions on the Company's ability to consummate such an exchange.

CHANGE OF CONTROL..........  Upon a Change of Control (as defined in the
                             Certificate of Designation), the Company generally will be required to make an offer to purchase all outstanding preferred stock. The purchase price will equal 101% of the liquidation preference of the preferred stock, plus accrued and unpaid dividends. The Company anticipates that Transocean Sedco Forex will not be required to make a change of control offer on these terms upon consummation of the Merger because of an exception to this requirement in the Certificate of Designation.

9. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases all Shares tendered by stockholders, the total amount required by the Company to purchase such Shares will be approximately $482.6 million, including fees and other expenses.

     On October 26, 2000, the Company entered into an underwriting agreement to sell 16,300,000 shares of its common stock in a public offering that is expected to generate net proceeds of $399,700,000 (the "Common Stock Offering"). The Company expects the Common Stock Offering to close on or about October 31, 2000. If all of the outstanding Shares are tendered in the Offer and the Company accepts them for purchase, the Company will use all of the net proceeds from the Common Stock Offering to fund a portion of the Offer consideration, and certain of its subsidiaries will use a portion of their existing cash to fund any Offer consideration in excess of the net proceeds of the Common Stock Offering. If less than all of the outstanding Shares are tendered in the Offer, the Company intends to use up to $119,568,750 of the net proceeds of the Common Stock Offering to redeem up to 105,000 Shares at a redemption price equal to $1,138.75 per share, plus accrued and unpaid dividends as of the date of the redemption, under the terms of the Certificate of Designation. In order to use any of the proceeds from the Common Stock Offering to redeem Shares under this provision of the Certificate of Designation, the Company must redeem the Shares within 45 days of the date of the closing of the Common Stock Offering.

10. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; TERMINATION OF REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and will reduce the number of holders of Shares. In addition, it is possible that either the Company or, after the Merger, Transocean Sedco Forex, could delist the Shares on the New York Stock Exchange and could deregister the Shares under the Exchange Act, as amended. As a result, the liquidity of the Shares and the ability of a holder of the Shares to get accurate market quotations for the Shares could be significantly reduced as a result of the Offer.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See "The Offer -- 5. Certain Conditions of the Offer."

12. FEES AND EXPENSES; PERSONS RETAINED AND COMPENSATED.

     DEALER MANAGER. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as the Dealer Managers for the Company in connection with the Offer. Goldman, Sachs acted as underwriter in the Common Stock Offering. Morgan Stanley has also provided a fairness opinion in connection with the Offer and certain financial advisory services to the Company in connection with the Merger. The Company will pay the Dealer Managers' reasonable and customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. The Company has agreed to indemnify the Dealer Managers and financial advisor against certain liabilities in connection with the Offer, including with respect to any liabilities under federal securities laws. At any time, the Dealer Managers may trade the Shares for their own accounts or for the accounts of customers and, accordingly, may hold long or short positions in the Shares. All inquiries and correspondence addressed to the Dealer Managers relating to the Offer should be directed to their respective addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

     The Dealer Managers and their affiliates have in the past provided banking and investment banking services to the Company for which they have received customary compensation. From time to time, the Dealer Managers and their respective affiliates may provide other services to the Company and its affiliates.

     DEPOSITARY. The Depositary for the Offer is American Stock Transfer & Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     INFORMATION AGENT. Georgeson Shareholder Communications Inc. is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer.

     None of the Dealer Managers, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Company or their respective affiliates contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

     The Company has retained Morgan Stanley to provide an opinion on the fairness of the consideration to be received by holders of the Shares pursuant to the Offer from a financial point of view. The Company has agreed to pay Morgan Stanley a fee of $750,000 plus reasonable out-of-pocket expenses for these services.

     Certain directors or executive officers of the Company may, from time to time, contact stockholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any stockholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for these services.

     The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal or where brokers charge fees to beneficial owners for whom they hold Shares.

     Fees and expenses to be incurred by the Company in connection with the Offer, are estimated as follows:

Dealer Manager Fees.........................................   1,385,000
Financial Advisory Fees.....................................     750,000
Accounting Fees.............................................      50,000
Legal Fees..................................................     100,000
Printing....................................................      75,000
Filing Fees.................................................      96,030
Miscellaneous...............................................      43,970
                                                              ----------
          Total.............................................   2,500,000
                                                              ==========

13. WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY AND THE OFFER.

     Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission a Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, as is set forth below.

     Federal securities law requires the Company to file information with the Commission concerning its business and operations. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the Commission. Such reports, as well as other information concerning the Company that is filed with the Commission, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Company's Schedule TO may not be available at the Commission's regional offices.

14. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Company in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company.

                                            R&B FALCON CORPORATION

October 27, 2000

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following is a list of the directors and executive officers of R&B Falcon Corporation (the "Company") and for each, a description of the following:
(i) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted;
(ii) material occupations, positions, offices or employment during the past five years, giving the starting and ending dates of each and the name, principal business and address of any corporation or other organization in which the occupation, position, office or employment was carried on; and (iii) country of citizenship.

     Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Unless otherwise noted below, the business address of each of the following persons is 901 Threadneedle, Houston, Texas 77079.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Paul B. Loyd, Jr. ....................  54    Chairman of the Board, Chief Executive
                                                Officer and Director
Andrew Bakonyi........................  46    President and Chief Operating Officer
Tim W. Nagle..........................  50    Executive Vice President and Chief
                                                Financial Officer
Wayne K. Hillin.......................  58    Senior Vice President and General
                                                Counsel
Charles R. Ofner......................  54    Senior Vice President
Bernie W. Stewart.....................  56    Senior Vice President, Operations --
                                                Shallow Water and Transition Zone
                                                Division
Imran Toufeeq.........................  44    Senior Vice President, Operations --
                                                International and Deepwater Division
Charles A. Donabedian.................  57    Director
Steven A. Webster.....................  49    Director
Douglas A.P. Hamilton.................  54    Director
Michael E. Porter.....................  53    Director
Robert L. Sandmeyer...................  71    Director
Douglas E. Swanson....................  62    Director
Arnold L. Chavkin.....................  49    Director
Macko A.E. Laqueur....................  55    Director
Richard A. Pattarozzi.................  57    Director
William R. Ziegler....................  58    Director

---------------

     Paul B. Loyd, Jr. has been a director since the Company's organization in July 1997, has been Chairman of the Board since January 6, 1998 and has been Chief Executive Officer since May 19, 1999. From 1991 until the merger between Reading & Bates Corporation ("Reading & Bates") and Falcon Drilling Company, Inc. ("Falcon Drilling"), Mr. Loyd was Chief Executive Officer and Chairman of the Board of Reading & Bates. Mr. Loyd has been President of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd is a director of Frontier Oil Corporation (formerly Wainoco Oil Corporation) and Carrizo Oil & Gas, Inc. Mr. Loyd is a citizen of the United States.

     Andrew Bakonyi has been President of the Company since May 19, 1999. He previously served as President of Reading & Bates since January 1998. From December 1996 to December 1997, he was President of Reading & Bates Drilling Co. For more than five years prior to that, Mr. Bakonyi was a Vice President of Reading & Bates Drilling Co. Mr. Bakonyi is a citizen of Australia.

     Tim W. Nagle has been Executive Vice President of the Company since January 1998, and on May 19, 1999 he was also made Chief Financial Officer. Mr. Nagle served as Chief Financial Officer of Reading & Bates for more than five years prior to 1998. Mr. Nagle is a citizen of the United States.

     Wayne K. Hillin has been Senior Vice President of the Company since January 1998 and on May 19, 1999 was also made General Counsel. Mr. Hillin was Senior Vice President and General Counsel of Reading & Bates for more than five years prior to 1998. Mr. Hillin is a citizen of the United States.

     Charles R. Ofner has been Vice President of the Company since January 1998. Mr. Ofner was Vice President -- Business Development of Reading & Bates for more than five years prior to that. Mr. Ofner is a citizen of the United States.

     Bernie W. Stewart has been Senior Vice President, Operations of the Company since May 19, 1999. He previously served as Chief Operating Officer of Falcon since April 1, 1996 and President of Falcon since January 1998. From 1993 until joining Falcon, Mr. Stewart was Chief Operating Officer for Hornbeck Offshore Services, Inc., an offshore supply boat operator, where he was responsible for overall supervision of that company's operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Mr. Stewart is a citizen of the United States.

     Imran Toufeeq has been Senior Vice President, Operations of the Company since May 19, 1999. He previously served as Senior Vice President of Reading & Bates since January 1998 and was Vice President of R&B Falcon Drilling Co. for more than five years prior to 1998. Mr. Toufeeq is a citizen of the United States.

     Charles A. Donabedian has been a director of the Company since December 1997 and was a director of Reading & Bates from 1989 until the merger between Reading & Bates and Falcon Drilling. Since May 1992, Mr. Donabedian has been Chairman and Chief Executive Officer of both Winston Financial Incorporated which provides product development, marketing and sales consulting and services to the financial services industry and Winston Advisors, Inc. (of which Mr. Donabedian is also a director) which provides financial advice for individuals and small companies. Mr. Donabedian's business address is 200 Technecenter Drive, Suite 200, Milford, Ohio 45150. Mr. Donabedian is a citizen of the United States.

     Steven A. Webster has been a director of the Company since July 1997. He previously served as President and Chief Executive Officer from January 6, 1998 until May 31, 1999. Mr. Webster has served as Chief Executive Officer and Chairman of the Board of Falcon since its formation in 1991. Mr. Webster is currently a Managing Director of DLJ Merchant Banking Partners, and serves as a director of Grey Wolf, Inc.; Carrizo Oil & Gas, Inc.; Ponder Industries, Inc.; Geokinetics, Inc.; and Crown Resources Corporation. Mr. Webster also serves as a trust manager of Camden Property Trust. Mr. Webster's business address is 14701 St. Mary's Lane, Suite 800, Houston, Texas 77079. Mr. Webster is a citizen of the United States.

     Douglas A.P. Hamilton has been a director of the Company since December 1997. Mr. Hamilton was a director of Falcon from 1992 until the merger between Reading & Bates and Falcon Drilling. For more than the past five years, he has been a private investor. Mr. Hamilton was one of Falcon's original investors. Mr. Hamilton is a director of Carrizo Oil & Gas, Inc. Mr. Hamilton's business address is 485 Madison Avenue, 23rd Floor, New York, New York 10022. Mr. Hamilton is a citizen of the United States.

     Michael E. Porter has been a director of the Company since December 1997. Dr. Porter was a director of Falcon from January 1, 1997 until the merger between Reading & Bates and Falcon Drilling. Dr. Porter is the C. Roland Christensen Professor of Business Administration at the

Harvard Business School, a position he has held since 1973. Dr. Porter is a director of Parametric Technology Corporation and ThermoQuest Corporation. Dr. Porter's business address is Harvard Business School, Soldiers Field Road, Boston, Massachusetts 02445. Dr. Porter is a citizen of the United States.

     Robert L. Sandmeyer has been a director of the Company since December 1997. Dr. Sandmeyer was a director of Reading & Bates from 1988 until the merger between Reading & Bates and Falcon Drilling. Dr. Sandmeyer has been Dean Emeritus of the College of Business Administration at Oklahoma State University since 1994, and for more than five years prior to that, was Dean and Professor of Economics at such institution. Dr. Sandmeyer is the principal of SC2 International, which specializes in assisting foreign business schools in their efforts to meet international standards. Mr. Sandmeyer's business address is 1906 Iba Drive, Stillwater, Oklahoma 74074. Mr. Sandmeyer is a citizen of the United States.

     Douglas E. Swanson has been a director of the Company since December 2, 1998 in accordance with the merger between Reading & Bates and Falcon Drilling agreement pursuant to which we acquired all of the outstanding stock of Cliffs Drilling Company. He also served as President of Cliffs Drilling Company from December 1, 1998 until July 31, 1999. Mr. Swanson joined Cliffs Drilling Company in 1978 as Executive Vice President and served in that office until his election as President, effective January 1, 1992. Mr. Swanson currently serves as a director of Tuboscope, Inc. Mr. Swanson is a citizen of the United States.

     Arnold L. Chavkin has been a director of the Company since December 1997 and was a director of Reading & Bates from August 1991 until the merger between Reading & Bates and Falcon Drilling. Mr. Chavkin has been general partner of Chase Capital Partners, a general partnership which invests in leveraged buyouts, recapitalizations, growth equities and venture situations, since January 1992, and President of Chemical Investments, Inc., an affiliate of Chase Capital Partners, since March 1991. Chase Capital Partners and Chemical Investments, Inc. are affiliates of Chase Manhattan Corporation. Chemical Investments, Inc. is a stockholder of the Company. Mr. Chavkin is a director of American Radio Systems, Bell Sports Corporation, Carrizo Oil & Gas, Inc. and Wireless One, Inc. Mr. Chavkin's business address is 1221 Avenue of the Americas, 39th Floor, New York, New York 10020-1080. Mr. Chavkin is a citizen of the United States.

     Macko A.E. Laqueur has been a director of the Company since December 1997 and was a director of Reading & Bates from April 1995 until the merger between Reading & Bates and Falcon Drilling. Since 1980, Mr. Laqueur has been a senior partner and one of the two founders of Venture Capital Investors, a private investment company located in Amsterdam, The Netherlands. Mr. Laqueur holds board positions with Thermae Holding, a large resort owner and operator, and with Sanadome Holding N.V., a medical spa facility. Mr. Laqueur and Venture Capital Investors have interests in a large number of companies involved in the offshore industry owning service, supply and heavy lift vessels. Mr. Laqueur is one of the controlling persons of Workships Intermediaries, N.V., a stockholder of the Company. Mr. Laqueur's business address is Herengracht 468, 1017 CA Amsterdam, The Netherlands. Mr. Laqueur is a citizen of The Netherlands.

     Richard A. Pattarozzi has been a director of the Company since February 2000. From January 1, 1995 until December 31, 1999 Mr. Pattarozzi was employed by Shell Oil Company. He also served as President and Chief Executive Officer of Shell Deepwater Development Inc. and Shell Deepwater Production Inc. Mr. Pattarozzi is a director of Stone Energy Company. Mr. Pattarozzi's business address is 333 Brockenbraugh Ct., Metairie, Louisiana 70005. Mr. Pattarozzi is a citizen of the United States.

     William R. Ziegler has been a director of the Company since December 1997 and was a director of Falcon from 1991 until the merger between Reading & Bates and Falcon Drilling. Mr. Ziegler is a partner of the law firm of Satterlee Stephens Burke & Burke LLP following its business combination with Parsons & Brown LLP in July 1999 where Mr. Ziegler was previously a partner. Satterlee Stephens Burke & Burke LLP acts as counsel to the Company. Prior to joining Parson & Brown, LLP, in May 1994, Mr. Ziegler was a partner in the law firm of Whitman Breed Abbott & Morgan and a predecessor firm for more than the preceding five years, which firms acted as counsel to the Company. Mr. Ziegler is a director of Grey Wolf, Inc.; Geokinetics, Inc.; Ponder Industries, Inc.; and Flotek Industries, Inc. Mr. Ziegler's business address is 230 Park Avenue, 11th Floor, New York, New York 10169. Mr. Ziegler is a citizen of the United States.

                                                                       EXHIBIT A

                                FAIRNESS OPINION

MORGAN STANLEY DEAN WITTER

                                                  1585 BROADWAY
                                                  NEW YORK, NEW YORK 10036
                                                  (212) 761-4000

                                                                October 17, 2000

Board of Directors
R&B Falcon Corporation
901 Threadneedle, Suite 200
Houston, Texas 77079-2902

Members of the Board:

     We understand that R&B Falcon Corporation ("R&B Falcon" or the "Company") will commence a tender offer (the "Offer") to purchase, on the terms set forth in the form of the draft Offer to Purchase dated October 12, 2000 (the "Offer to Purchase"), all outstanding shares of 13.875% Senior Cumulative Redeemable Preferred Stock, liquidation preference $1,000 per share (the "Preferred Stock"), issued by the Company April 22, 1999. Pursuant to the Offer to Purchase, the Offer will be at a price of $1,300 per share of Preferred Stock, net to the seller in cash (the "Offer Price"). We also note that the Offer is being made in connection with, but is not contingent upon, the merger (the "Merger") of R&B Falcon with an indirect subsidiary of Transocean Sedco Forex Inc. ("Transocean") pursuant to the Agreement and Plan of Merger dated August 19, 2000 (the "Merger Agreement"). Pursuant to the Merger R&B Falcon will, among other things, become a subsidiary of Transocean. The terms and conditions of the Merger and the Offer are more fully set forth in the Merger Agreement and the Offer to Purchase, respectively.

     You have asked for our opinion as to whether the Offer Price to be received by the holders of shares of Preferred Stock pursuant to the Offer is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of R&B Falcon and Transocean, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning R&B Falcon and Transocean prepared by the managements of R&B Falcon and Transocean, respectively;

          (iii) reviewed certain financial forecasts prepared by the managements of R&B Falcon and Transocean, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of R&B Falcon and Transocean, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of R&B Falcon and Transocean, respectively;

          (v) reviewed the pro forma impact of the Offer and its financing on R&B Falcon's earnings per share, cash flow, consolidated capitalization and financial ratios;

          (vi)   reviewed the trading activity and prices for the Preferred
                 Stock;

                                                      MORGAN STANLEY DEAN WITTER

          (vii) compared the financial performance and credit ratings of R&B Falcon and Transocean and the prices and trading activity of the Preferred Stock with those of certain other publicly-traded companies, comparable with R&B Falcon and Transocean, respectively, and their securities;

          (viii) discussed the strategic and financial considerations for the Offer with the management and Board of Directors of R&B Falcon;

          (ix) participated in discussions and negotiations among representatives of R&B Falcon and Transocean and their financial and legal advisors;

          (x)    reviewed the Merger Agreement and certain related documents;

          (xi) reviewed the Certificate of Designation relating to the Preferred Stock and the draft Offer to Purchase;

          (xii) reviewed the past, current and anticipated financial returns of the Preferred Stock;

          (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable tender offers to purchase securities deemed relevant; and

          (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of R&B Falcon and Transocean, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of R&B Falcon or Transocean; nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger and the Offer, if consummated, will be consummated in accordance with the terms set forth in the Merger Agreement and the draft Offer to Purchase, including that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and in connection with the Merger, including providing a fairness opinion to the Board of Directors of the Company in connection with the Merger, and will receive a fee for our services for each transaction. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for the Company and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing of a proxy or registration statement made by R&B Falcon with the Securities and Exchange Commission in connection with the Offer.

     We are expressing no opinion herein as to the prices at which the Preferred Stock will trade at any time. This opinion does not address the fairness of the Merger or the relative fairness of the consideration to be received by holders of Preferred Stock or R&B Falcon common stock in the Offer and the Merger, respectively. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of Preferred Stock should act with regard to the Offer or as to how the holders of R&B Falcon Common Stock should vote at the stockholders' meeting held in connection with the Merger.

                                                      MORGAN STANLEY DEAN WITTER

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Offer Price to be received by the holders of shares of Preferred Stock pursuant to the Offer is fair from a financial point of view to such holders.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

     In order to tender, a holder of the Shares (a "Holder") must send or deliver a properly completed and signed Letter of Transmittal, certificates for Shares and any other required documents to the Depositary at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

                    THE DEPOSITARY FOR THE TENDER OFFERS IS:

                    American Stock Transfer & Trust Company
                                 59 Maiden Lane
                            New York, New York 10038
                      Attention: Reorganization Department

                     BY FACSIMILE FOR ELIGIBLE INSTITUTIONS
                                 (718) 234-5001

                            To Confirm by Telephone:
                                 (718) 921-8200

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number set forth below. A Holder may also contact a Dealer Manager at its telephone number set forth below or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                 THE INFORMATION AGENT FOR THE TENDER OFFER IS:

                [Georgeson Shareholder Communications Inc. Logo]
                          17 State Street, 10th Floor
                            New York, New York 10004
                          Call Collect (212) 440-9800
                         Call Toll Free (800) 223-2064

              THE JOINT DEALER MANAGERS FOR THE TENDER OFFER ARE:

            Goldman, Sachs & Co.                      Morgan Stanley & Co. Incorporated
         Liability Management Group                      Liability Management Group
               85 Broad Street                           1585 Broadway, Second Floor
          New York, New York 10004                        New York, New York 10036
        Call Toll Free (800) 828-3182                   Call Toll Free (800) 624-1808